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Exhibit 99.2

Contact:	James B. Hirshorn Executive VP & CFO (336) 861-3724
FOR IMMEDIATE RELEASE

SEALY REPORTS RECORD FIRST QUARTER SALES AND PROFITABILITY

HIGH POINT, North Carolina (April 14, 2004)—Sealy Corporation, the world's largest manufacturer of bedding products, today announced results for the fiscal first quarter ending February 29, 2004.

For the quarter, Sealy reported sales of $318.2 million, an increase of 10.4% from $288.3 million for the same period a year ago. Net income was $11.3 million, compared with $9.1 million a year earlier, an increase of 24.2%. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $42.6 million, compared with $38.2 million a year earlier. Adjusted EBITDA was $46.1 million, compared with $40.3 million for the same period a year ago. EBITDA and Adjusted EBITDA were both positively impacted by the continuing success of the new products introduced in the second half of 2003 and in the first quarter of 2004.

"We are very pleased with our financial results and the continued progress we have made against our top initiatives during the first quarter of 2004," said David J. McIlquham, Sealy's Chairman and Chief Executive Officer. "The continued strong momentum with our top and bottom line results was driven by the success of our Unicased® Posturepedic product line in the U.S. and strong operating results from our international business unit. We have seen good unit and AUSP gains from our new Posturepedic line since it was launched last year, and are off to a strong start with our new TripLCased® Stearns & Foster product line. We expect to build on our momentum as we complete the roll-out of Stearns & Foster in the U.S. and Unicased® Posturepedic in Canada and Mexico over the next few months."

Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 31 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company's expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company's Securities and Exchange Commission filings for further information.

SEALY CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	February 29, 2004	November 30, 2003 *
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,841	$101,100
Accounts receivable — Non-affiliates, net	181,130	160,984
Accounts receivable — Affiliates, net	1,967	1,758
Inventories	50,117	49,413
Prepaid expenses, deferred taxes and other current assets	41,942	43,404

	352,997	356,659
Property, plant and equipment—at cost	305,932	299,718
Less: accumulated depreciation	(134,318)	(128,893)

	171,614	170,825
Other assets:
Goodwill	382,885	381,891
Other intangibles, net	5,123	5,364
Long-term notes receivable	13,573	13,323
Debt issuance costs, net, and other assets	30,666	31,004

	432,247	431,582

	$956,858	$959,066

Liabilities and Stockholders' (Deficit)
Current liabilities:
Current portion of long-term obligations	$71,129	$47,623
Accounts payable	90,647	85,478
Accrued incentives and advertising	33,562	35,546
Accrued compensation	17,479	27,583
Accrued interest	12,234	23,565
Other accrued expenses	44,665	44,839

	269,716	264,634
Long-term obligations, net	676,805	699,630
Other noncurrent liabilities	49,241	48,851
Deferred income taxes	22,946	22,113
Stockholders' (deficit) equity:
Common stock	326	324
Additional paid-in capital	146,552	146,240
Accumulated deficit	(190,236)	(201,497)
Accumulated other comprehensive loss	(4,920)	(8,165)
Common stock held in treasury, at cost	(13,572)	(13,064)

	(61,850)	(76,162)

	$956,858	$959,066

*
Condensed from audited financial statements.

SEALY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	February 29, 2004	March 2, 2003
Net sales—Non-affiliates	$312,609	$277,403
Net sales—Affiliates	5,589	10,908

Total net sales	318,198	288,311
Cost of goods sold—Non-affiliates	180,393	159,465
Cost of goods sold—Affiliates	3,208	5,890

Total cost of goods sold	183,601	165,355

Gross Profit	134,597	122,956
Selling, general and administrative	101,626	92,657
Stock based compensation	—	540
Amortization of intangibles	294	260
Royalty income, net of royalty expense	(3,384)	(2,713)

Income from operations	36,061	32,212
Interest expense	16,944	17,077
Other income	(434)	(296)

Income before income tax expense	19,551	15,431
Income tax expense	8,290	6,338

Net income	$11,261	$9,093

SEALY CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Quarter Ended
	February 29, 2004	March 2, 2003
Net cash used in operating activities	$(18,543)	$(15,712)

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,343)	(2,316)

Net cash used in investing activities	(5,343)	(2,316)
Cash flows from financing activities:
Treasury stock repurchase	(508)	—
Proceeds from long-term obligations, net	854	6,912
Equity issuances	314	87
Debt issuance costs	(33)	(1,161)

Net cash provided by financing activities	627	5,838

Change in cash and cash equivalents	(23,259)	(12,190)
Cash and cash equivalents:
Beginning of period	101,100	27,443

End of period	$77,841	$15,253

        The Company's long-term obligations contain various financial tests and covenants. The Company was in compliance with its covenants associated with the previous debt agreements as of the quarter ended February 29, 2004. The new senior credit facilities associated with the previously announced merger with affiliates of Kohlberg Kravis Roberts & Co., L.P. also contain various financial tests and covenants. The most restrictive covenants relate to ratios of adjusted EBITDA to interest coverage and total debt to adjusted EBITDA all as defined in the agreements. The specific ratio requirements can be found in the credit agreements previously filed with the Securities and Exchange Commission. The Company expects to meet such covenants as they relate to the new senior credit facilities in 2004. Adjusted EBITDA (as defined in the senior and revolving credit agreements) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude income taxes, interest expense and depreciation and amortization, adjusted EBITDA (as defined in the senior and revolving credit agreements) also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA." Adjusted EBITDA is presented herein as it is a material component of the covenants contained within the aforementioned credit agreements. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such agreements. While the determination of "unusual and nonrecurring losses" is subject to interpretation and requires judgment, the Company believes the items listed below are in accordance with the stated credit agreements. EBITDA does not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. For a reconciliation of EBITDA to cash flows from operations, please refer to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 13, 2004.

        The following is a calculation of the Company's adjusted EBITDA for the three months ended February 29, 2004 and March 2, 2003:

	Three Months Ended February 29, 2004	Three Months Ended March 2, 2003
Net income	$11.3	$9.1
Interest	16.9	17.1
Income Taxes	8.3	6.3
Depreciation & Amortization	6.1	5.7

EBITDA	42.6	38.2
Adjustments to EBITDA:
Stock based compensation	—	0.5
Bain management fees	0.5	0.5
Unusual and nonrecurring losses:
Post-closing residual plant costs	0.3	1.0
Consulting fees associated with strategic initiatives	—	0.5
Effect of price rollback programs due to introduction of new "Unicase" product	2.5	(1.6)
Various other new product introduction costs	0.6	(0.1)
Unusual relocation costs	—	0.4
Other (various)	(0.4)	0.9

Adjusted EBITDA	$46.1	$40.3

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  Exhibit 99.2